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                                                                      EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIOS

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
                                                               YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------
                                              2002         2001         2000         1999          1998
                                           ----------   ----------   ----------   ----------    ----------
                                                           ($ IN THOUSANDS, EXCEPT RATIOS)
Earnings:
  Pre-tax income (loss)                    $   18,859   $   21,366   $     8,538  $  (94,636)   $  (10,045)

Fixed Charges:
  Convertible debt amortization                    56          229          259          311           426
  Interest capitalized                              -            -            -            -           260
  Interest expense                              2,061        5,112        5,313        6,585         6,399
                                           ----------   ----------   ----------   ----------    ----------
a) Fixed charges                                2,117        5,341        5,572        6,896         7,085
                                           ----------   ----------   ----------   ----------    ----------
b) Earnings for ratio                          20,976       26,707       14,110      (87,740)       (2,960)

Ratios:
  Earnings to fixed charges (b/a)                 9.9          5.0          2.5          n/a           n/a
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